UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report:

(Date of earliest event reported)

March 2, 2006

SWS GROUP, INC.

(Exact name of registrant as specified in charter)

Delaware	0-19483	75-2040825
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1201 Elm Street, Suite 3500

Dallas, Texas 75270

(Address of principal executive offices and zip code)

(214) 859-1800

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d.) Election of a Member of the Board of Directors.

Effective March 2, 2006, Mike Moses, Ed.D. has been elected as a director of the Registrant by the Board of Directors of the Registrant, filling the vacancy on the Board created by the resignation of Mr. Ronald W. Haddock on August 16, 2005. Dr. Moses, age 54, has also been appointed to the Nominating/Corporate Governance Committee of the Board.

Dr. Moses is currently the vice chairman of the board for Higher Ed Holdings, LLC. Higher Ed Holdings, LLC develops education programs for teachers and administrators and is focused on improving teacher training and redesigning high schools throughout the nation. Dr. Moses has been with Higher Ed Holdings, LLC since October 2004.

Dr. Moses was affiliated with the Dallas Independent School District, serving as its general superintendent from January 2001 to August 2004. Prior to working for the Dallas Independent School District, Dr. Moses served in Texas public education for more than 25 years, starting as a teacher and administrator in the Duncanville and Garland school districts. He then served as superintendent for the Tatum, La Marque and Lubbock school districts. From 1995 to 1999, Dr. Moses served as Texas Commissioner of Education, appointed twice by then Governor George W. Bush. In 1999, he joined the Texas Tech University System as deputy chancellor where he served until December 2000.

Since September 2004, Dr. Moses has served on the Board of Directors of Trammell Crow Company, a Dallas based commercial real estate service company. He serves on Trammell Crow’s audit committee.

Dr. Moses has not engaged in any transactions with SWS Group, Inc. or its affiliates

Dr. Moses does not have a family relationship with any other officer or director of SWS Group, Inc. or its affiliates.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SWS GROUP, INC.

Date: March 6, 2006	By:	/s/ Kenneth R. Hanks
Kenneth R. Hanks Executive Vice President, Chief Financial Officer and Treasurer

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